Active Subsidiaries of MoneyGram International, Inc. as of December 31, 2019

	Entity	Jurisdiction
1	Ferrum Trust	Delaware, USA
2	MIL Overseas Limited	United Kingdom
3	MIL Overseas Nigeria Limited	Nigeria
4	Money Globe Payment Institution S.A.	Greece
5	MoneyGram Consulting (Shanghai) Co. Ltd.	China
6	MoneyGram India Private Limited	India
7	MoneyGram International B.V.	Netherlands
8	MoneyGram International Holdings Limited	United Kingdom
9	MoneyGram International Limited	United Kingdom
10	MoneyGram International Payment Systems, Inc.	Delaware, USA
11	MoneyGram International Pte. Ltd.	Singapore
12	MoneyGram International SRL	Belgium
13	MoneyGram Mexico S.A. de C.V.	Mexico
14	MoneyGram Overseas (Pty) Limited	South Africa
15	MoneyGram Payment Systems Netherlands B.V.	Netherlands
16	MoneyGram Payment Systems Belgium N.V.	Belgium
17	MoneyGram Payment Systems Brasil LTDA	Brazil
18	MoneyGram Payment Systems Canada, Inc.	Canada
19	MoneyGram Payment Systems Greece S.A.	Greece
20	MoneyGram Payment Systems Hong Kong Limited	Hong Kong
21	MoneyGram Payment Systems Ireland Limited	Ireland
22	MoneyGram Payment Systems Italy S.r.l.	Italy
23	MoneyGram Payment Systems Malaysia Sdn. Bhd	Malaysia
24	MoneyGram Payment Systems Philippines, Inc.	Philippines
25	MoneyGram Poland sp. Z.o.o.	Poland
26	MoneyGram Payment Systems Spain S.A.	Spain
27	MoneyGram Payment Systems Worldwide, Inc.	Delaware, USA
28	MoneyGram Payment Systems, Inc.	Delaware, USA
29	Moneygram Turkey Ödeme Hizmetleri Anonim ªirketi	Turkey
30	MPS France S.A.S.	France
31	MPSG Holdings Limited	United Kingdom
32	MPSG International Limited	Dubai
33	MPSG Limited	United Kingdom
34	PT MoneyGram Payment Systems Indonesia	Indonesia
35	Travelers Express Company (P.R.), Inc.	Puerto Rico